Exhibit 99.1

PRESS RELEASE

Blackbaud Completes Acquisition of Smart Tuition
Positions technology leader to deliver unmatched,
fully connected experience for K-12 private schools and families

Charleston, S.C. (October 5, 2015) - Blackbaud, Inc. (NASDAQ: BLKB), the leading provider of cloud software and services for the worldwide philanthropic community, today announced it has completed its acquisition of Smart Tuition, a leading provider of payment software and services for private schools and parents.

Blackbaud purchased all of the outstanding equity interests of Smart Tuition for an aggregate purchase price of $190 million and financed the acquisition with cash on hand and borrowings under its existing credit facility.
The acquisition of Smart Tuition significantly expands Blackbaud’s addressable market and positions the company to offer the K-12 private schools community a single, well-integrated solution that fully connects schools; including enrollment management, student information, billing and tuition management, learning and content management, fundraising, and more.
“With this acquisition, we’re embracing a vision that leverages more than 50 years of combined innovation and expertise in the K-12 private schools market,” said Blackbaud President and CEO Mike Gianoni. “The end result will be the most powerful, comprehensive and well-integrated cloud solution for schools on the planet-one that will undoubtedly redefine the experience for teachers, administration and families for decades to come.”
Smart Tuition’s full product suite, including Smart Tuition, Smart Aid and Smart for Dioceses will fold into Blackbaud’s K-12 lineup. “The addition of our payments solutions to Blackbaud’s leading product and service portfolio presents immediate and significant upside for K-12 private schools and families,” said Smart Tuition President and CEO Matt Knapp. “This means unmatched offerings from one trusted partner that helps schools manage and connect information, improve internal processes and strengthen the parent experience. And as we continue to innovate as one coordinated company, school clients can expect to see even greater overhead reductions, better-empowered faculty and students, and satisfied families who are advocates for life.”
The Smart Tuition business will align with Blackbaud’s General Markets Business Unit with operations continuing out of New Jersey and other locations across the United States. Matt Knapp, CEO of Smart Tuition, will continue leading the group, reporting into Kevin Mooney, executive vice president and president of Blackbaud’s General Markets Business Unit.

Established in 1989, Smart Tuition is headquartered in Woodbridge, NJ. Financial advisors for this transaction were Sagent Advisors, LLC for Blackbaud, and Raymond James for Smart Tuition.

About Blackbaud

Serving the worldwide philanthropic community for more than 30 years, Blackbaud (NASDAQ: BLKB) combines innovative cloud software and services, and expertise to help organizations achieve their missions. Blackbaud works in over 60 countries to power the passions of more than 30,000 clients, including nonprofits, K-12 private and higher education institutions, healthcare organizations, foundations and other charitable giving entities, and corporations. The company offers a full spectrum of cloud and on-premise solutions, as well as a resource network that empowers and connects organizations of all sizes. Blackbaud's portfolio of software and services support nonprofit fundraising and relationship management, eMarketing, advocacy, accounting, payments and analytics, as well as grant management, corporate social responsibility, and education. Using Blackbaud technology, these organizations raise, invest, manage and award more than $100 billion

PRESS RELEASE

each year. Recognized as a top company, Blackbaud is headquartered in Charleston, South Carolina and has operations in the United States, Australia, Canada, Ireland and the United Kingdom. For more information, visit www.blackbaud.com.

About Smart Tuition

Founded in 1989, Smart Tuition is a leader in providing a robust student billing and payments processing platform through its SaaS school accounts receivables offering.  The company was recognized among Inc. Magazine’s 5000 fastest growing private companies in America in 2014. Smart Tuition supports the educational mission of faith based schools, as well as independent private schools across the United States. For more information about Smart Tuition, please visit: http://www.smarttuition.com.
Forward-looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties, including statements regarding the expected benefits of the acquisition to Blackbaud. Although Blackbaud attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors that could cause results to differ materially include the following: general economic risks; uncertainty regarding increased business and renewals from existing customers; continued success in sales growth; management of integration of acquired companies and other risks associated with acquisitions; risks associated with successful implementation of multiple integrated software products; the ability to attract and retain key personnel; risks associated with management of growth; lengthy sales and implementation cycles, particularly in larger organization; technological changes that make our products and services less competitive; and the other risk factors set forth from time to time in the SEC filings for Blackbaud, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from Blackbaud's investor relations department. All Blackbaud product names appearing herein are trademarks or registered trademarks of Blackbaud, Inc.

Blackbaud Media Contact
Nicole McGougan
Public Relations
843.654.3307
nicole.mcgougan@blackbaud.com

Smart Tuition Media Contact
Marla Leung
Public Relations
941.302.4304
mleung@smarttuition.com